                                                                                                  EXHIBIT 12

                             SBC COMMUNICATIONS INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               Dollars in Millions


                                                                   YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------

                                                     1999         1998        1997        1996          1995
                                                --------------------------------------------------------------
Income Before Income Taxes,
   Extraordinary Items and Cumulative
   Effect of Accounting Changes*                 $ 10,382     $ 11,859     $ 6,356     $ 8,789      $  8,139
     Add: Interest Expense                          1,430        1,605       1,550       1,418         1,513
          Dividends on Preferred Securities           118          114          98          68             6
          1/3 Rental Expense                          236          228         202         188           152
                                                ------------ -----------  ----------- -----------  -----------

     Adjusted Earnings                           $ 12,166     $ 13,806     $ 8,206     $ 10,463     $  9,810
                                                ============ ===========  =========== ===========  ===========


Total Interest Charges                           $  1,511     $  1,691     $ 1,700     $ 1,589      $  1,533
Dividends on Preferred Securities                     118          114          98          68             6
1/3 Rental Expense                                    236          228         202         188           152
                                                ------------ -----------  ----------- -----------  -----------

     Adjusted Fixed Charges                      $  1,865     $  2,033     $ 2,000     $ 1,845      $  1,691
                                                ============ ===========  =========== ===========  ===========


Ratio of Earnings to Fixed Charges                   6.52         6.79        4.10        5.67          5.80

* Undistributed earnings on investments accounted for under the equity method have been excluded.